Exhibit 99.1

Contacts:

Investors:
Emily Faucette
Genomic Health
650-569-2824
investors@genomichealth.com

Media:

Victoria Steiner

Genomic Health

650-569-2499

media@genomichealth.com

Genomic Health Announces Second Quarter 2015 Financial Results

and Reports Record International and Prostate Cancer Tests Delivered

8% Increase in Total Tests Delivered; 13% Increase in International Tests Delivered; More than Double Prostate Tests Delivered

Ductal Carcinoma in Situ (DCIS) Breast Cancer Tests Delivered Climbed 80%

U.S. Breast Cancer Business Continued to Grow with 2% Increase in Test Volume and 3% Increase in Revenue

In the UK, Finalized Contracts with NHS England Trusts Covering 40% of the Population To Date

Conference Call Today at 4:30 p.m. ET

REDWOOD CITY, Calif., August 4, 2015 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter ended June 30, 2015.

Revenue was $70.6 million in the second quarter of 2015 compared with $70.5 million for the second quarter of 2014.

International revenue was $9.9 million in the second quarter of 2015, down from $11.9 million in the second quarter of 2014, and represented 14 percent of revenue in the quarter.

Although international test volume reached record levels, revenue was impacted negatively from foreign exchange (FX) rate differences due to the stronger dollar and by reimbursement timing in the second quarter of 2015 compared with a year ago.

“In the second quarter we successfully executed on our key growth drivers, including Oncotype DX® test growth driven by DCIS, prostate cancer and international, all of which reached record levels,” said Kim Popovits, Chairman of the Board, Chief Executive Officer and President of Genomic Health. “With this momentum, anticipated Medicare revenue for our prostate cancer test in the fourth quarter and continued reimbursement success across markets and geographies, we believe we are well positioned to deliver profitability and double-digit revenue growth by the end of the year.”

Net loss was $9.2 million for the second quarter of 2015 compared with net loss of $4.6 million in the second quarter of 2014. Basic and diluted net loss per share was $0.29 for the second quarter of 2015 compared with basic and diluted net loss per share of $0.15 for the same period in 2014.

Additional Second Quarter 2015 and Six Months Ended June 30, 2015, Financial Results

Revenue for the six months ended June 30, 2015, was $138.8 million compared with $137.5 million for the six months ended June 30, 2014. On a constant currency basis, revenue increased 2 percent compared with the same period in the prior year.

Net loss was $18.7 million for the six months ended June 30, 2015, compared with a net loss of $12.1 million for the six months ended June 30, 2014.

Cash and cash equivalents and short-term marketable securities at June 30, 2015, were $86.8 million exclusive of a corporate equity investment, compared with $103.7 million at December 31, 2014.

More than 26,060 Oncotype DX test results were delivered in the second quarter of 2015, compared with more than 24,050 test results delivered in the same period in 2014, an increase of 8 percent. International test results delivered grew 13 percent compared with the prior year and represented approximately 21 percent of total test volume in the second quarter of 2015.

2015 Financial Outlook

The Company is updating its financial guidance for the full year ending December 31, 2015, to reflect the estimated change in foreign currency rates:

•                  Revenue of $289 to $302 million (formerly $292 to $305 million);

•                  Net loss between $19 and $26 million (formerly $17 and $24 million), or basic net loss per share of between $0.59 and $0.81; and

•                  Oncotype DX tests delivered of 102,000 to 109,000 (unchanged).

“While we are adjusting our financial guidance to reflect an estimated $3 million impact on revenue from the effect of foreign exchange rates, our expectations regarding the level of Oncotype DX tests remain unchanged, reflecting the strong growth across markets that we delivered in the first half of the year,” said Brad Cole, Chief Operating Officer and Chief Financial Officer of Genomic Health.

Recent Business Highlights

Oncotype DX Commercial Progress

•                  Palmetto GBA, a Medicare Administrative Contractor (MAC) that assesses molecular diagnostic technologies, issued a favorable draft local coverage determination (LCD) recommending coverage of the Oncotype DX prostate cancer test for qualified Medicare patients throughout the United States.

•                  Updates to both NCCN and the St. Gallen Breast Cancer Guidelines continue to distinguish Oncotype DX as the only multi-gene test validated to predict chemotherapy benefit for patients with early-stage, estrogen receptor-positive, invasive breast cancer.

•                  In the UK, finalized contracts with NHS England trusts covering 40 percent of the population to date for the Oncotype DX breast cancer test.

•                  Expanded coverage of the Oncotype DX breast cancer test for patients with 1-3 positive nodes to include nearly 30 million additional lives through new policies with Aetna, Emblem Health and Carefirst. This brings the total number of node-positive covered lives to more than 130 million.

Pipeline, Presentations and Publications

•                  Breast Cancer Research and Treatment published results from a second large clinical validation study of Oncotype DX in patients with DCIS breast cancer, reconfirming that the DCIS Score™ is a strong independent predictor of local recurrence, which could be either invasive breast cancer or DCIS.

•                  The Journal of Surgical Oncology published results of the first decision impact study of the Oncotype DX DCIS Score, showing that it changed 30 percent of treatment recommendations.

•                  Presented positive results of two breast cancer analyses from the Ontario population-based DCIS study at the American Society of Clinical Oncology (ASCO) Annual Meeting that reinforced the independent value of the Oncotype DX DCIS Score. Additionally, researchers reported baseline characteristics from the NCI-sponsored Trial Assigning IndividuaLized Options for Treatment Rx, or TAILORx, that confirmed the consistency of Oncotype DX Recurrence Score® results across race and ethnicity.

•                  The Journal of Surgical Research published an institutional review board-approved retrospective review concluding that the menopausal status of women with invasive breast cancer does not predict their Oncotype DX Recurrence Score and, therefore, should not preclude use of the test in ER-positive, early-stage breast cancer.

•                  Urology Practice published results from a chart review study of more than 200 men with an Oncotype DX Genomic Prostate Score (GPS) demonstrating greater physician recommendation of and use of active surveillance in community clinical practices.

•                  Presented results of a study at the ASCO Annual Meeting underscoring the importance of analyzing distinct genes across multiple pathways with Oncotype DX GPS to provide clinical value beyond currently available clinical risk factors.

•                  Presented positive results from five studies at the American Urological Association (AUA) Annual Meeting, including a study led by UCSF suggesting that the Oncotype DX GPS and Magnetic Resonance Imaging (MRI) offer non-overlapping clinical insights.

•                  Presented positive proof-of-concept liquid biopsy data at the American Association for Cancer Research (AACR) Precision Medicine Series meeting demonstrating the ability to monitor bladder cancer using a non-invasive urine test with accuracy comparable to cystoscopy.

•                  Results of a study analyzing the cost-effectiveness of the Oncotype DX breast cancer test in private hospitals in France were published, in which investigators concluded that the test represents a cost-effective use of healthcare resources.

•                  Results of the first prospective French decision impact study of the Oncotype DX breast cancer test were published by French investigators, showing that physicians changed their treatment recommendations in 37 percent of patients, resulting in an overall reduction in the recommended use of chemotherapy.

•                  Presented strongly positive data from the Japanese SUNRISE colon cancer study at the 17th ESMO World Congress on Gastrointestinal Cancer, validating the Oncotype DX colon cancer test in Asian patients with Stage II and III disease treated with surgery alone.

Conference Call Details

To access the live conference call today, August 4, at 4:30 p.m. Eastern Time via phone, please dial (877) 303-7208 from the United States and Canada or +1 (224) 357-2389 internationally. The conference ID is 78017757. Please dial in approximately 10 minutes prior to the start of the call. To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at http://investor.genomichealth.com/events.cfm. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Oncotype DX®

The Oncotype DX® portfolio of breast, colon and prostate cancer tests applies advanced genomic science to reveal the unique biology of a tumor in order to optimize cancer treatment decisions. With half a million patients tested in more than 90 countries, the Oncotype DX tests have redefined personalized medicine by making genomics a critical part of cancer diagnosis and treatment. To learn more about OncotypeDX tests, visit: www.OncotypeDX.com, www.mybreastcancertreatment.org and www.myprostatecancertreatment.org.

About Genomic Health

Genomic Health, Inc. (NASDAQ: GHDX) is the world’s leading provider of genomic-based diagnostic tests that address both the overtreatment and optimal treatment of early-stage cancer, one of the greatest issues in healthcare today. The company is applying its world-class scientific and commercial expertise and infrastructure to lead the translation of massive amounts of genomic data into clinically-actionable results for treatment planning throughout the cancer patient’s journey, from diagnosis to treatment selection and monitoring. The company is based in  Redwood City, California with European headquarters in Geneva, Switzerland. For more information, please visit www.GenomicHealth.com and follow the company on Twitter: @GenomicHealth, Facebook, YouTube and LinkedIn.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s belief that it is well-positioned to deliver double-digit revenue growth by the end of the year; the company’s expectations regarding the timing of Medicare revenue and coverage for its prostate cancer test; the company’s expectations regarding continued test growth and reimbursement success; and the company’s expectations regarding full year 2015 results. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to:   the risks and uncertainties associated with the regulation of the company’s tests; the results and timing of results of clinical studies and their impact on reimbursement and adoption; the applicability of clinical study results to actual outcomes; the company’s ability to develop and commercialize new tests and expand into new markets domestically and internationally; the risk that the company may not obtain, within its time expectations or at all, or maintain sufficient levels of reimbursement, domestically or abroad, for its existing tests and any future tests it may develop;  the risks of competition; unanticipated costs or delays in research and development efforts; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2015. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.

NOTE: The Genomic Health logo, Oncotype, Oncotype DX, Recurrence Score, and DCIS Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

# # #

GENOMIC HEALTH, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
REVENUES:
Product revenues	$70,619	$70,477	$138,771	$137,479

OPERATING EXPENSES (1)(2):
Cost of product revenues	13,033	12,207	25,795	24,262
Research and development	14,595	12,630	33,713	26,636
Selling and marketing	37,243	35,236	72,595	68,643
General and administrative	16,580	15,015	32,169	29,743
Total operating expenses	81,451	75,088	164,272	149,284
Loss from operations	(10,832)	(4,611)	(25,501)	(11,805)
Interest income	55	47	109	97
Other income (expense), net	325	34	(49)	(192)
Loss before income taxes	(10,452)	(4,530)	(25,441)	(11,900)

Income tax (benefit) expense	(1,215)	88	(6,711)	163
Net loss	$(9,237)	$(4,618)	$(18,730)	$(12,063)
Basic and diluted net loss per share	$(0.29)	$(0.15)	$(0.58)	$(0.39)
Shares used in computing basic and diluted net loss per share	32,324	31,333	32,191	31,211

(1)         Included in operating expenses for the three months ended June 30, 2015, were non-cash charges of $5.7 million, including $4.0 million of stock-based compensation expense and $1.7 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2014 of $6.1 million, including $4.3 million of stock-based compensation expense and $1.8 million of depreciation and amortization expenses.

(2)         Included in operating expenses for the six months ended June 30, 2015, were non-cash charges of $11.5 million, including $8.1 million of stock-based compensation expense and $3.4 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2014 of $12.1 million, including $8.6 million of stock-based compensation expense and $3.5 million of depreciation and amortization expenses.

GENOMIC HEALTH, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	As of June 30, 2015	As of December 31, 2014
	(Unaudited)

Cash and cash equivalents	$23,751	$29,726
Short-term marketable securities (1)	95,912	73,934
Accounts receivable, net	32,900	34,916
Prepaid expenses and other current assets	9,830	9,944
Total current assets	162,393	148,520

Property and equipment, net	28,560	21,860
Other assets	1,572	15,541
Total assets	$192,525	$185,921

Accounts payable	$5,961	$6,987
Accrued expenses and other current liabilities	32,689	31,016
Deferred revenues	524	335
Other liabilities	2,982	2,070
Stockholders’ equity	150,369	145,513
Total liabilities and stockholders’ equity	$192,525	$185,921

The condensed consolidated balance sheet at December 31, 2014, has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(1)         Included in short-term marketable securities as of June 30, 2015, was $32.9 million of corporate equity securities, representing the Company’s investment in Invitae Corporation.